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                                                                   EXHIBIT 99(a)

[GROUPMAC LOGO APPEARS HERE]                                    8 Greenway Plaza

                                                                      Suite 1500

                                                            Houston, Texas 77046

                                                                 Ph 713-860-0100

                                                                 Fx 713-626-4766
From:   Group Maintenance America Corp.
        8 Greenway Plaza, Suite 1500                                888-626-4984
        Houston, Texas 77046
        (713) 860-0100                                email service@groupmac.com


                                                                      MAK - 9703
                                                           FOR IMMEDIATE RELEASE

        GROUPMAC ANNOUNCES $87 MILLION IN SEVERAL PENDING ACQUISITIONS, ISSUANCE OF STOCK, FILING OF SHELF REGISTRATION AND $75 MILLION CREDIT FACILITY


HOUSTON (December 12, 1997) - Group Maintenance America Corp. ("GroupMAC"), (NYSE: MAK) today announced the following:

  . GroupMAC has signed letters of intent to acquire four companies with annual revenues in excess of $87 million. When the acquisitions are completed, these companies will add three new cities and one new state to GroupMAC's existing operations. The aggregate consideration is expected to be approximately $39.7 million, consisting of approximately $18.7 million in cash, $19.6 million in common stock and the assumption of $1.4 million of long term debt. All of the acquisitions are being accounted for as "purchase" transactions. Following the acquisitions, GroupMAC's annualized revenues will be in excess of $400 million. The Company expects to close these transactions prior to January 31, 1998, subject to due diligence, negotiation of definitive documents, regulatory approvals and other customary conditions.

  . The Underwriters of the Company's initial public offering exercised their option to purchase an additional 840,000 shares of common stock at a price of $14 per share. The Company has received net proceeds from the sale of $10,936,800.

  . The Company filed a "shelf registration" with the Securities and Exchange Commission on Form S-4 to register 7,000,000 shares of common stock to facilitate future acquisitions. The Company had previously disclosed its intention to file this registration statement in its Prospectus dated November 6, 1997.
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  .  The Company closed a $75,000,000 revolving credit facility with a syndicate of commercial banks, led by Texas Commerce Bank National Association, as Agent, the proceeds of which will be used primarily for acquisitions.

     Rick Millinor, Chief Executive Officer, said "These companies to be acquired have had to wait for several months as we finalized our IPO. Their patience and their ultimate decision to join GroupMAC is a vote of confidence in GroupMAC's business strategy. These firms share GroupMAC's focus on satisfying the needs of the customer by developing and motivating the best employees, the core of our strategy for becoming the leading provider in this industry."

     Chet Jachimiec, GroupMAC's Executive Vice President of Acquisitions, said "GroupMAC's acquisition plan is off to a very strong start. Prior to our IPO, the Company had established internal goals to acquire approximately $25 million in annual revenues in the fourth quarter of 1997. The IPO fell midway in the fourth quarter, and gave us a very short time to reactivate our acquisition process. We attribute our success in getting back up to speed to the large backlog of high-quality prospects that the Company had in process when it suspended negotiations in June of this year (in preparation for the filing of its registration statement), or which have come to it since that time. The strong acquisition pace in the fourth quarter represents the realization of a portion of that seven month backlog, and investors should be cautioned not to anticipate that this pace will continue throughout 1998."

     Group Maintenance America Corp. is a leading provider of heating, air conditioning, plumbing and electrical services to residential and commercial customers. Headquartered in Houston, Texas, the Company has operations in 37 cities in 21 states throughout the United States (before taking into account pending acquisitions).

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Factors that could cause the Company's results to differ materially from current expectations are listed under the caption "Risk Factors" in the Company's Prospectus dated November 6, 1997.

     For additional information, contact Russell K. Bay, Manager of Corporate Planning, at (713) 860-0105.